Exhibit 16.1

February 22, 2008

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

I have read the statements about my firm included under Item 4 in the amended Form 8-K filing dated February 22, 2008 of Prestige Capital Corporation and I am in agreement with the statements contained therein.

Very truly yours,

/s/ Michael J. Larsen

Michael J. Larsen, CPA